Exhibit 23.1

AXIS CAPITAL HOLDINGS LIMITED
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-214764 on Form S-3 and Registration Statement Nos. 333-181433, 333- 159275, 333-143024 and 333-217786 on Form S-8 of our reports dated February 26, 2019, relating to the consolidated financial statements and financial statement schedules of AXIS Capital Holdings Limited and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of AXIS Capital Holdings Limited for the year ended December 31, 2018.

/s/ Deloitte Ltd.
Hamilton, Bermuda
February 26, 2019